Consent of Independent Auditors

The Board of Directors
The Vermont Teddy Bear Co., Inc.

We consent to incorporation by reference in the registration statement (No. 33-84586) on Form S-8 of The Vermont Teddy Bear Co., Inc. of our report dated September 6, 1995, except as to the first two paragraphs of
Note 5 which is as of September 26, 1995, relating to the balance sheet of The Vermont Teddy Bear Co., Inc., as of June 30, 1995 and the related statements of operations, stockholders' equity, and cash flows for the six months ended June 30, 1995, and the year ended December 31, 1994, which report appears in the June 30, 1996 annual report on Form 10-KSB of The Vermont Teddy Bear Co., Inc.


                                       /s/ KPMG Peat Marwick LLP

Stamford, Connecticut
September 26, 1996